UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

May 21, 2007
Date of Report (date of Earliest Event Reported)

China Digital Media Corporation
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-30212	13-3422912
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

2505-06, 25/F, Stelux House, 698 Prince Edward Road East,
Kowloon, Hong Kong
(Address of principal executive offices and zip code)

(011) 852-2390-8600
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Item 1.01. Entry into a Material Definitive Agreement

On May 21, 2007, China Digimedia Holdings Limited, a Hong Kong corporation (the “CDHL”) and a subsidiary of China Digital Media Corporation (the “Company”) entered into Stock Purchase and Transfer Agreement (the “Purchase Agreement”) with Lippo Star Investment Limited, a corporation incorporated in the British Virgin Islands.

Pursuant to the Purchase Agreement, CDHL agreed to purchase 100% of the outstanding shares of Maxcomm Limited, a corporation incorporated in the British Virgin Islands which sole asset is an 80% equity interest in Arable Media Limited (“Arable”) in exchange for 10,000,000 shares of restricted Company common stock (valued at $3,760,000 based on the volume weighted average price of the prior ten trading days of the Company’s common stock of $0.376 per share). The Company currently owns 20% of Arable.

Item 3.02 Unregistered Sales of Equity Securities

See Item 1.01 above.

The issuance of the shares was completed pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). We determined that the purchaser was an "accredited investor" as defined in Rule 501(a) under the Securities Act. The purchaser represented its intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments issued pursuant to this financing. The securities issued have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA DIGITAL MEDIA CORPORATION

Date: May 24, 2007	By:	/s/ Daniel Ng
Daniel Ng
Chief Executive Officer